UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

Global Leaders Corporation

(Exact name of registrant as specified in its charter)

Date: December 14, 2020

Nevada	8742	00-0000000
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Yip Hoi Hing Peter
Chief Executive Officer

Unit 512, InnoCentre, 72 Tat Chee Avenue,

Kowloon Tong, Hong Kong

Tel: +852 8102 3633
E-mail: info@globalleaders.com.hk
Web Site: www.globalleaders.com.hk

(Address, including zip code, and telephone number, including area code, of registrant’s principal mailing address)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer |_|	Accelerated filer |_|
Non-accelerated filer |X|	Smaller reporting company |X|
Emerging growth company |X|

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)

Common Stock, $0.0001 par value	20,881,000	$0.80	16,704,800	1,822.49

(1)	The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE IS NO MINIMUM PURCHASE REQUIREMENT FOR THE OFFERING TO PROCEED.

SUBJECT TO COMPLETION, DATED December 14, 2020

PRELIMINARY PROSPECTUS

Global Leaders Corporation

20,881,000 SHARES OF COMMON STOCK

$0.0001 PAR VALUE PER SHARE

Prior to this Offering, no public market has existed for the common stock of Global Leaders Corporation. Upon completion of this Offering, we will attempt to have the shares quoted on the OTCQB operated by OTC Markets Group, Inc. There is no assurance that the Shares will ever be quoted on the OTCQB.  To be quoted on the OTCQB, a market maker must apply to make a market in our common stock.  As of the date of this Prospectus, we have not made any arrangement with any market makers to quote our shares. Additionally, there is the possibility a market maker may not apply to make a market in our common stock.

In this public offering we, “Global Leaders Corporation” are offering 2,500,000 shares of our common stock and our selling shareholders are offering 18,381,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The offering is being made on a self-underwritten, “best efforts” basis.  There is no minimum number of shares required to be purchased by each investor. The shares offered by the Company will be sold on our behalf by our Chief Executive Officer, Yip Hoi Hing Peter, who is deemed to be an underwriter of this offering. The selling shareholders are also deemed to be underwriters of this offering. There is uncertainty that we will be able to sell any of the 2,500,000 shares being offered herein by the Company. Mr. Yip will not receive any commissions or proceeds for selling the shares on our behalf.  All of the shares being registered for sale by the Company will be sold at a fixed price of $0.80 per share for the duration of the Offering. Additionally, all of the shares offered by the selling shareholders will be sold at a fixed price of $0.80 for the duration of the Offering. Assuming all of the 2,500,000 shares being offered by the Company are sold, the Company will receive $2,000,000 in net proceeds. Assuming 1,875,000 shares (75%) being offered by the Company are sold, the Company will receive $1,500,000 in net proceeds. Assuming 1,250,000 shares (50%) being offered by the Company are sold, the Company will receive $1,000,000 in net proceeds. Assuming 625,000 shares (25%) being offered by the Company are sold, the Company will receive $500,000 in net proceeds. There is no minimum amount we are required to raise from the shares being offered by the Company and any funds received will be immediately available to us. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our Company's business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

None of the Company’s shareholders or management have plans to enter into any agreement resulting in a change of control of the Company, subsequent to this offering.

We are a Company with a focus on start-up advisory and corporate consulting services, targeting start-up companies and young entrepreneurs in the Asia-Pacific Region.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this Prospectus, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Our Chief Executive Officer, Yip Hoi Hing Peter, will be selling shares of common stock on behalf of the Company simultaneously to selling shares of common stock in the Company from his own personal accounts, inclusive of those for entities he also owns and controls. A conflict of interest may arise between Mr. Yip’s interest in selling shares for his own personal accounts, and in selling shares on the Company’s behalf.

Regarding the sale of Mr. Yip Hoi Hing Peter’s shares, and for those shares also owned by various entities he owns and controls, such shares will be sold at a fixed price of $0.80 for the duration of the offering.

The Company estimates the costs of this offering at approximately $121,000. The Company intends to use available cash reserves to pay for any offering expenses. If insufficient funds are available, the Company’s officers and directors have informally agreed to cover any such expenses relating to this offering.

For the duration of the offering any and all sellers of the shares being registered herein agree to provide this prospectus to potential investors in its entirety.

The proceeds from the sale of the securities sold on behalf of the Company will be placed directly into the Company’s account and or the account of one of its subsidiaries; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the prospectus. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws.

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through December 14, 2020 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 The date of this prospectus is December 14, 2020.

PROSPECTUS SUMMARY

In this Prospectus, ''Global Leaders Corp,'' “GLC,” the "Company,'' ''we,'' ''us,'' and ''our,'' refer to Global Leaders Corporation, unless the context otherwise requires. Unless otherwise indicated, the term ''fiscal year'' refers to our fiscal year ending October 31st. Unless otherwise indicated, the term ''common stock'' refers to shares of the Company's common stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 5, and the financial statements, before making an investment decision.

The Company

We are a Company with a focus on start-up advisory and corporate consulting services, targeting start-up companies and young entrepreneurs in the Asia-Pacific Region.

Global Leaders Corporation was incorporated under the laws of the State of Nevada on July 20, 2020. Our principal mailing address is located at Unit 512, InnoCentre, 72 Tat Chee Avenue, Kowloon Tong, Hong Kong.

Currently, we do not have physical office space and are in the midst of securing a permanent office location to carry out our operations. To date we have been utilizing home office space of our Chief Financial Officer to carry out day to day operations.

On July 20, 2020 Mr. Yip Hoi Hing Peter was appointed Chief Executive Officer, President and Director of the Company.

On August 25, 2020, Global Leaders Corporation, a Nevada company, acquired 100% of the equity interests of Global Leaders Corporation, an Anguilla company, in consideration of $200 (U.S. Dollars). Our Chief Executive Officer, Mr. Yip Hoi Hing Peter, was the beneficiary of the $200 (U.S. Dollars). Global Leaders Corporation, a Nevada company, now owns 100% of Global Leaders Corporation, an Anguilla company.

On August 25, 2020, Global Leaders Corporation, an Anguilla company, our wholly owned subsidiary, acquired 100% of the equity interests of Global Leaders Academy Limited (“GLA”), a Hong Kong company, in consideration of $1 (Hong Kong Dollars). Our current Chief Executive Officer, Mr. Yip Hoi Hing Peter, was the beneficiary of the $1 (Hong Kong Dollars).

On September 1, 2020 Ms. Yip Man Chin Rosa was appointed Chief Financial Officer, Secretary, Treasurer and Director to the Company.

On September 1, 2020 Mr. Cheung Yiu Chung Bruce was appointed Chief Business Officer, and Director to the Company.

Our corporate structure is broken down in the below chart. The percentages denote ownership.

We share the same business plan as that of our subsidiaries, which is offering start-up advisory and corporate consulting services, targeting start-up companies and young entrepreneurs in the Asia-Pacific Region.

None of the Company’s shareholders or management have plans to enter into any agreement resulting in a change of control of the Company, subsequent to this offering.

We believe we need to raise $2,500,000 to execute our business plan over the next 12 months. The funds raised in this offering, even assuming we sell all the shares being offered, may be insufficient to carry out our intended business operations.

We will receive proceeds from the sale of 2,500,000 shares of our common stock and intend to use the proceeds from this offering to further develop and market our services.

There is uncertainty that we will be able to sell any of the 2,500,000 shares being offered herein by the Company. There is no minimum number of shares we are required to sell in this offering.

The expenses of this offering, including the preparation of this prospectus and the filing of this registration statement, estimated at about $121,000.

The Company intends to use available cash reserves to pay for any offering expenses. If insufficient funds are available, the Company’s officers and directors have informally agreed to cover any such expenses relating to this offering.

Our budgetary allocations may vary depending upon the percentage of proceeds that we obtain from this offering. For example, we may determine that it is more beneficial to allocate funds toward securing potential financing and business opportunities in the short terms rather than to conserve funds to satisfy continuous disclosure requirements for a longer period.

Our Offering

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). We have 153,613,500 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Through this offering we will register a total of 20,881,000 shares. These shares represent 2,500,000 additional shares of common stock to be issued by us and 18,381,000 shares of common stock by our selling stockholders. We may endeavor to sell all 2,500,000 shares of common stock after this registration becomes effective. Upon effectiveness of this Registration Statement, the selling stockholders may also sell their own shares. The price at which we, the Company, offer these shares is at a fixed price of $0.80 per share for the duration of the offering. The selling stockholders will also sell shares at a fixed price of $0.80 for the duration of the offering. There is no arrangement to address the possible effect of the offering on the price of the stock. We will receive all proceeds from the sale of our common stock but we will not receive any proceeds from the selling stockholders.

Our Chief Executive Officer, Mr. Yip Hoi Hing Peter, will be selling shares of common stock on behalf of the Company simultaneously to selling shares of common stock in the Company from his own personal accounts, inclusive of those for entities he also owns and controls. A conflict of interest may arise between Mr. Yip’s interest in selling shares for his own personal accounts, and in selling shares on the Company’s behalf.

Regarding the sale of Mr. Yip Hoi Hing Peter’s shares, and for those shares also owned by various entities he owns and controls, such shares will be sold at a fixed price of $0.80 for the duration of the offering. Mr. Yip intends to inform any potential investor of the ultimate beneficiary of the proceeds when selling shares of stock in the Company.

*We will notify investors by filling a post-effective amendment to our registration statement that will be available for public viewing on the SEC Edgar Database of any such extension of the offering.

Securities being offered by the Company

2,500,000 shares of common stock, at a fixed price of $0.80 offered by us in a direct offering. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason, terminate the offering.

Securities being offered by the Selling Stockholders	18,381,000 shares of common stock, at a fixed price of $0.80 offered by selling stockholders in a resale offering. As previously mentioned this fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus, unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Offering price per share	We and the selling shareholders will sell the shares at a fixed price per share of $0.80 for the duration of this Offering.

Number of shares of common stock outstanding before the offering of common stock	153,613,500 common shares are currently issued and outstanding.

Number of shares of common stock outstanding after the offering of common stock	156,113,500 common shares will be issued and outstanding if we sell all of the shares we are offering.

The minimum number of shares to be sold in this offering	None.

Market for the common shares	There is no public market for the common shares. The price per share is $0.80.

We may not be able to meet the requirement for a public listing or quotation of our common stock. Furthermore, even if our common stock is quoted or granted listing, a market for the common shares may not develop.

The offering price for the shares will remain at $0.80 per share for the duration of the offering.

Use of Proceeds	We intend to use the gross proceeds for, but not limited to, funding of day to day operations, ongoing reporting requirements, hiring and training staff, office rent, office equipment and marketing expenses.

Termination of the Offering

This offering will terminate upon the earlier to occur of (i) 365 days after this registration statement becomes effective with the Securities and Exchange Commission, or (ii) the date on which all 20,881,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time, and for any reason, we may also terminate the offering.

Terms of the Offering	Our Chief Executive Officer Mr. Yip will sell the 2,500,000 shares of common stock on behalf of the company, upon effectiveness of this registration statement, on a BEST EFFORTS basis.
Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs	We estimate our total offering registration costs to be approximately $121,000.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Relating to Our Company and Our Industry

We have a limited operating history in a dynamic market and we may not be able to successfully manage our current and potential future growth.

We started our business in 2020 and have a limited operating history. Our business commenced in 2020 and we intend to continue to expand the scope and geographic reach of our services by extending our coverage to service more clients in different regions. Such future plans are based on current intentions and assumptions. Our expansion plan may be hindered by factors beyond our control, such as general market conditions, our ability to attract qualified employees, government policies relevant to our industry, our ability to maintain our existing competitive advantages and new market entrants. For example, there may be ownership restrictions in new jurisdictions where we intend to expand. In order for us to operate as a management consultancy services provider in these jurisdictions, we may be required to identify suitable local partners in order to enter into such new markets. If we are unable to successfully implement our growth strategy, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our anticipated future growth will likely place significant demand on our management and operational efficiency. Our success in managing our growth will depend, to a significant degree, on our ability to attract more new clients and retain existing clients and launch new services, and successfully monetize them, to increase our revenue. In addition, we will have to successfully adapt our existing services to changing industry and user conditions, and expand, train and manage our employees. The market in which we operate is highly dynamic and may not develop as expected. Our clients may not fully understand the value of our services and potential clients and candidates may have difficulty distinguishing our services from those of our competitors. If we are unable to properly and prudently manage our operations as we continue to grow in this dynamic and evolving market, or if the quality of our services deteriorates due to mismanagement, our brand name and reputation could be severely harmed, which would materially and adversely affect our business, financial condition and results of operations.

We may not be able to continue to operate as a going concern.

For the period July 20, 2020 (inception) to October 31, 2020, the Company incurred a net loss of $107,867 and cash used in operating activities of $107,222. We estimate that the minimum additional amount we will require to fund our business activities for the next 12 months is approximately $100,000. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s October 31, 2020 financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. The Company’s ability to continue as a going concern is dependent upon its ability to continue to implement its business plan to increase its customer base and realize increased revenues. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

Competition from both large, established industry participants and new market entrants may negatively affect our current and future results of operations.

We face vigorous competition from companies throughout the world and in Hong Kong specifically, including large multinational consulting companies. Some established competitors have greater resources and better accessibility than us, therefore they are able to adapt quicker to changes in customer requirements. In addition, the consulting industry has experienced significant consolidation. Many competitors have greater financial, technical, marketing and public relations resources. There can be no assurance that in the future we will be able to successfully compete with current competitors or that we will not face greater competition from other consulting companies. If we are unable to continue to compete effectively, it could have an adverse impact on our business, results of operations and financial condition.

Our inability to rapidly source adequate professionals who meet our business operation and developmental needs may adversely affect our reputation, business prospects, and financial performance.

In the new economic environment, we require rapid and large-scale hiring of professionals for our fast expansion to acquire a larger market share. Our business depends on our ability to rapidly and continually source large numbers of suitable professionals to services and support our clients. If we are unable to source enough professionals who possess the skills and/or experience necessary to meet our requirements or the requirements of our clients in a timely fashion, or such professionals misbehave or carry out unsatisfactory performance, our business operations and financial performance may be adversely affected.

We face rapid change in clients’ needs and expectations, as well as the market standards, and we may not have the resources needed to compete successfully.

The management consultancy services industry is a highly competitive market that is characterized by rapid changes in our clients’ needs and expectations and evolving market standards. Competitors vary in size and organization and each of these competitors may develop strategies that are superior to the strategies we use. We may not have the right strategies to compete with strategies being developed by our competitors, which may render our services become less competitive or obsolete.

A decline in general economic condition could lead to reduced consumer demand and could negatively impact our business operation and financial condition, which in turn could have a material adverse effect on our business, financial condition and results of operations.

Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. Consumer spending habits, including spending on products relating to the products we display, are affected by, among other things, prevailing economic conditions, levels of unemployment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. In the event of an economic slowdown, consumer spending habits could be adversely affected, and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition and results of operations.

Our current lineup of consultancy services is untested in our target demographic and, as such, we cannot be certain that we will attract as many clients as we anticipate.

Due to our limited knowledge of how receptive our target demographic will be to our consultancy services within the areas we are initially going to be targeting we cannot guarantee that we will have as many client engagements as we anticipate. In the event that we do not have as many clients as we anticipate then we may be our forced to scale back our operations considerably or cease operations altogether.

We cannot provide assurances that management trainers will always deliver courses that meet our standards and satisfaction.

As part of our business plan to execute our recommended solutions to our clients, we partner with a team of professional trainers (the “Management Trainers”), in which the Management Trainers will be responsible for workshop material preparation and workshop delivery. The Management Trainers will be selected based on their relevant professional qualifications as well as teaching and practical experience. However, currently we do not have any specific way or qualification requirements to engage them. Additionally, we have not established any indicators to evaluate the teaching quality of the Management Trainers engaged. Even we are able to engage a team of Management Trainers, we cannot guarantee that the Management Trainers engaged could deliver courses that are satisfactory to most of our clients and participants. If they fail to deliver courses with quality and satisfaction, our brand name, financial condition, results of operations and prospects may be materially and adversely affected.

Our financial performance depends on our ability to develop awareness of our services, and we may not be successful in doing so.

The continued development of awareness of the management consultancy services offered by our company among our clients is critical to the continued acceptance and growth of our services. If we are unable to continue to develop awareness of our services, this could negatively impact our company’s ability to increase revenues and achieve profitability. The following are some of the factors that could prevent us from successfully continuing to develop awareness of the services:

-	the emergence of more successful competitors;
-	customer dissatisfaction with our services and services; and,
-	its failure to maintain or expand our brand.

We may fail to attract or retain clients to engage in our consultancy services.

The success of our business depends primarily on the number of clients engaged in our services and the amount of consultancy fees that the clients are willing to pay. Therefore, our ability to continue to attract people to engage in our services without a significant decrease in services fees is critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to develop new services and enhance existing services to respond to changes in market trends and entrepreneur demands, expand our geographic reach, manage our growth while maintaining the consistency of our coaching quality, effectively market our services to a broader base of prospective clients. If we are unable to continue to attract people to engage in our services without a significant decrease in consultancy fees, our revenue may decline, and we may not be able to operate profitability.

In order to further expand our business network and grow our revenue, we intend to engage with a team of sales and marketing partners (the “Certified Partners”), in which the Certified Partners are fit enough to acquire new clients. However, currently we do not have any specific way or qualification requirements to engage them. In addition, we cannot guarantee that we were able to engage a sufficient number of Certified Partners nor the Certified Partners could acquire clients successfully. If they fail to acquire new clients or retain existing clients, our financial condition, results of operations and prospects may be materially and adversely affected.

We will require additional funds in the future to achieve our current business strategy and an inability to obtain funding may cause our business to fail.

We will need to raise additional funds through public or private debt or equity sales in order to fund our future. These financings may not be available when needed. Even if these financings are available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have an adverse effect on our ability to implement our current business plan and develop our product line, and as a result, could require us to diminish or suspend our operations and possibly cease our existence.

Even if we are successful in raising capital in the future, we will likely need to raise additional capital to expand our operations. If we do not raise the additional capital, the value of any investment in our Company may become worthless. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan.

The requirements of being a public company may strain our resources, divert our management's attention and affect our ability to attract and retain qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable securities rules and regulations. Compliance with these rules and regulations have increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could harm our business and results of operations. We may need to hire more employees to comply with these requirements in the future, which will increase our costs and expenses.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting. Any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the SEC after we become a public company. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are no longer an EGC. At such time as we are required to obtain auditor attestation, if we then have a material weakness, we would receive an adverse opinion regarding our internal control over financial reporting from our independent registered accounting firm.

To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, including through hiring additional financial and accounting personnel, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. During our evaluation of our internal control, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of our common stock could decline. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We have no experience as a public company. Our inability to successfully operate as a public company could cause investors to lose their entire investment.

We have never operated as a public company.  We have no experience in complying with the various rules and regulations, which are required of a public company.  As a result, we may not be able to operate successfully as a public company, even if our operations are successful.  We plan to comply with all of the various rules and regulations, which are required of a public company.  However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.  Our inability to operate as a public company could be the basis of investors losing their entire investment.

We may be subject to government laws and regulations particular to our operations with which we may be unable to comply.

We may not be able to comply with all current and future government regulations which are applicable to our business. Our business operations are subject to all government regulations normally incident to conducting business (e.g., employment ordinance, inland revenue ordinance, etc.) as well as to governmental laws and regulations applicable to small public companies and their capital formation efforts and further restrictions within the United States and other jurisdictions outside the United States. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities. Our failure to comply with material regulatory requirements would likely have an adverse effect on our ability to conduct our business and could result in our cessation of active business operations.

Implementation of consultancy services may subject us to additional risks.

We face substantial risks and uncertainties associated with our implementation of consultancy services, particularly in instances where the markets are not fully developed to accommodate such services. In developing and marketing new services, we may need to invest significant time and resources and we cannot assure you whether improving our technology and data capabilities will be successful or sufficient to offset the costs incurred to offer such services. Initial timetables for the introduction and development of such services may not be achieved and price and profitability targets may not prove feasible. We cannot predict whether such services will be well-received by our clients. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of such services. Failure to successfully manage these risks in the development and implementation of such services could have a material adverse effect on our business, results of operations and financial condition.

Our business may face risks of fee non-payment, clients may seek to renegotiate existing fees and contract arrangements, and clients may not accept price increases, which could result in loss of clients, fee write-offs, reduced revenues and decreased profitability.

In some cases, our business are engaged by certain clients who are experiencing or anticipate experiencing financial distress or are facing complex challenges, are engaged in litigation or regulatory or judicial proceedings, or are facing foreclosure of collateral or liquidation of assets. This may be true in light of general economic conditions; lingering effects of past economic slowdowns or recession caused by the novel coronavirus (“COVID-19”); or business- or operations-specific reasons. Such clients may not have sufficient funds to continue operations or to pay for our services. We may not receive retainers before we begin performing services on a client’s behalf in connection with a significant number of engagements in our services. In the cases where we have received retainers, we cannot assure the retainers will adequately cover our fees for the services we perform on behalf of these clients. With respect to bankruptcy cases, bankruptcy courts have the discretion to require us to return all, or a portion of, our fees.

We may receive requests to discount our fees for our services and to agree to contract terms relative to the scope of services and other terms that may limit the size of an engagement or our ability to pass through costs. We consider these requests on a case-by-case basis. We may routinely receive these types of requests and expect this to continue in the future. In addition, our clients and prospective clients may not accept rate increases that we put into effect or plan to implement in the future. Fee discounts, pressure not to increase or even decrease our rates, and less advantageous contract terms could result in the loss of clients, lower revenues and operating income, higher costs and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on our results of operations. There is no assurance that significant client engagements will be renewed or replaced in a timely manner or at all, or that they will generate the same volume of work or revenues or be as profitable as past engagements.

American investors may have difficulty enforcing judgments against our Company and Officers.

We are a Nevada corporation and most of our assets are and will be located outside of the United States. Most of our operations will be conducted in Hong Kong and other Asian Countries. In addition, our officers and directors are nationals and residents of a country other than the United States. All of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon them. It may also be difficult to enforce court judgments on the civil liability provisions of the U.S. federal securities laws against our Company and our officer and director, since he is not a resident in the United States. In addition, there is uncertainty as to whether the courts of Hong Kong or other Asian countries would recognize or enforce judgments of U.S. courts.

The JOBS Act will allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies”. The Company meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the "say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the "say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b)(1) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an “emerging growth company”, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an “emerging growth company”, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being required to provide only two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

We are an “emerging growth company” under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Our business operations have been, and may continue to be, materially and adversely affected by the outbreak of the Coronavirus (“COVID-19”).

An outbreak of respiratory illness caused by the novel coronavirus, commonly referred as “COVID-19” emerged in late 2019 and has spread globally. COVID-19 is considered to be highly contagious and poses a serious public health threat. The World Health Organization labeled the COVID-19 outbreak as a pandemic on March 11, 2020, given its threat beyond a public health emergency of international concern the organization had declared on January 30, 2020.

Our clients as well as revenues generation are mainly from Hong Kong. The epidemic has resulted in social-distancing restrictions, travel restrictions, and the temporary closure of stores and facilities in Hong Kong during the past few months. The negative impacts of the COVID-19 outbreak on our business include:

-	The uncertain economic conditions may refrain clients from engaging our consultancy services.
-	Quarantines impeded our ability to contact existing and new clients. Travel restrictions limited other parties’ ability to visit and meet us in person. Although most communication could be achieved via conference calls, this form of remote communication could be less effective in building trust and communicating with existing and new clients.
-	The operations of our clients have been and could continue to be negatively impacted by the epidemic, which may in turn adversely impact their business performance, and result in a decreased demand for our all line of services.

The above adverse impacts might be mitigated, as quarantines across Hong Kong have been largely lifted as of late March and the Hong Kong government has rolled out an array of favorable fiscal measures. We are unable to accurately predict the impact that the COVID-19 will have due to various uncertainties, including the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak globally, and effectiveness of the actions that may be taken by governmental authorities.

Risks Relating to the Company’s Securities

We do not intend to pay dividends on our common stock.

We have no intention to declare or pay any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.

Prior to this offering there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. If investors purchase shares of our common stock, they may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on or otherwise or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for our investors to sell their shares of common stock at a price that is attractive to them, or at all.

The offering price of the shares should not be used as an indicator of the future market price of the shares. Therefore, the offering price bears no relationship to the actual value of the Company and may make our shares difficult to sell

Since our shares are not listed or quoted on any exchange or quotation system, the offering price for the sale of the shares of common stock by the Company was determined arbitrarily by management. The facts considered in determining the offering price were our financial condition and prospects, our current operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of the Company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the shares.

We may never have a public market for our common stock or may never trade on a recognized exchange. Therefore, investors may be unable to liquidate their investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTCQB. In addition, it is possible that such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if it did develop, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

There may be future sales of our securities or other dilution of our equity, which may adversely affect the market price of our common stock.

We are generally not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock after this offering or the perception that such sales could occur.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

We may issue shares of preferred stock in the future which may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 200,000,000 shares of preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. At this time, we have no shares of preferred stock issued and outstanding.

Our preferred stock does not have any dividend, conversion, liquidation, or other rights or preferences, including redemption or sinking fund provisions. However, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

 Risks Relating to this Offering

Our CEO, Yip Hoi Hing Peter, who is also our sole promoter, will own an aggregate of 54.83% of the outstanding shares after this offering assuming all of the shares registered for resale that he owns, directly, or indirectly are sold. The aforementioned figures do not account for ownership of shares held Mr. Yip’s wife, Law Mo Ching.

Mr. Yip will retain significant control of the Company after this offering, which in turn could decrease the price and marketability of the shares.

After all 2,500,000 shares of common stock of this Offering are sold, our CEO will hold 54.83% of total outstanding shares and will retain significant control. This percentage does not account for ownership of shares held Mr. Yip’s wife, Law Mo Ching.

As a result, our CEO will have an ability to influence the Company as follows:

-	elect or defeat the election of our Directors;
-	amend or prevent amendment of our articles of incorporation or bylaws;
-	effect or prevent a merger, sale of assets or other corporate transaction; and
-	affect the outcome of any other matter submitted to the stockholders for vote

Moreover, because of the significant ownership position held by our insiders, new investors may not be able to effect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholder.

In addition, sales of significant amounts of shares held by our CEO or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company; this could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Investors cannot withdraw funds once invested and will not receive a refund.

Investors do not have the right to withdraw invested funds. Subscription payments will be paid to Global Leaders Corporation and held in our, or a subsidiary’s corporate bank account, if the Subscription Agreements are in good order and the Company accepts the investor’s investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

If an active, liquid trading market for our common stock does not develop, investors may not be able to sell their shares quickly or at or above the initial offering price.

There has not been a public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. The lack of an active market may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of their shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration. Investors may not be able to sell their shares quickly or at or above the initial offering price. This price may not be indicative of the price at which our common stock will trade after this offering, and our common stock could trade below the initial public offering price.

Our stock price may be volatile or may decline regardless of our operating performance, and investors may not be able to resell their shares at, or above, the initial public offering price and the price of our common stock may fluctuate significantly.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

  changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the leisure travel environment;
  changes in key personnel;
  entry into new geographic markets;
  actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;
  fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;
  the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
  announcements relating to litigation;
  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
  changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;
  the development and sustainability of an active trading market for our common stock;
  future sales of our common stock by our officers, directors and significant stockholders; and
  changes in accounting principles.

These and other factors may lower the market price of our common stock regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the initial public offering price.

We may be subject to the penny stock rules which will make shares of our common stock more difficult to sell.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, which means that we are not going to engage the services of an underwriter to sell the shares. We intend to sell our shares through our Chief Executive Officer, Yip Hoi Hing Peter, who will receive no commissions. There is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares of our Company’s offering, we may have to seek alternative financing to implement our business plan.

We will require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our common stock.

Our operations will require significant additional funding due to the absence of any meaningful revenues in the near future. We do not know whether additional financing will be available to us on favorable terms or at all. To the extent we are successful in raising additional capital by issuing equity securities, our stockholders are likely to experience substantial dilution. Any additional equity securities we issue may have rights, preferences or privileges senior to those of existing holders of stock. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. There can be no assurance that we will be able to obtain adequate capital funding in the future to continue operations and implement our strategy. As a result of these uncertainties, there is substantial doubt about our ability to continue as a going concern.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and investors will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply the net proceeds from this offering in ways that ultimately increase the value of investors’ investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

We will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and the OTC Markets. Our executive officers and other personnel will need to devote substantial time to these rules and regulations. These rules and regulations are expected to increase our legal and financial compliance costs and to make some other activities more time-consuming and costly. These rules and regulations may also make it difficult and expensive for us to obtain directors' and officers' liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers of the Company, which may adversely affect investor confidence and could cause our business or stock price to suffer.

We will incur ongoing costs and expenses for SEC reporting and compliance. Without revenue, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

The estimated cost of this registration statement is approximately $121,000. After the effective date of this prospectus, we will be required to file annual, quarterly and current reports, or other information with the SEC as provided by the Securities Exchange Act. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTCQB. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a portion of our available cash resources. The costs associated with being a publicly traded company in the next 12 months will be approximately $35,000. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for investors to resell any shares their may purchase, if at all. Also, if we are not able to pay the expenses associated with our reporting obligations, we will not be able to apply for quotation on the OTCQB.

The Company is electing to not opt out of JOBS Act extended accounting transition period. This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Emerging Growth Company

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

·	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act;

·	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”;

·	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

·	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

·	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

·	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

·	the last day of the fiscal year during which we have annual total gross revenues of $1.07 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

·	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

·	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

MANAGEMENT’S DISCUSSION AND ANALYSIS

Results of operations from July 20, 2020 to October 31, 2020

Revenues

During the period from July 20, 2020 (Inception) until October 31, 2020, the Company has generated revenues amounting to $12,891. The Company started to generate revenue in the month of October 2020. The revenue represented income from professional training services.

Cost of Revenue

During the period from July 20, 2020 (Inception) until October 31, 2020, the cost incurred in providing service coordination was $9,024 and gross profit was generated in the amount of $3,867.

General and administrative expenses

During the period from July 20, 2020 (Inception) until October 31, 2020, we incurred general and administrative expenses in the amount of $111,734. These expenses are comprised of professional fees of $84,123, management fees of $20,129, advertising and promotion expense of $2,555, incorporation fee of $2,013 and other operation expenses of $2,914.

Net Loss

During the period from July 20, 2020 (Inception) until October 31, 2020, the Company incurred a net loss of $107,867.

Liquidity and Capital Resources

As of October 31, 2020, we had cash and cash equivalents of $573,425. Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. We estimate that the minimum additional amount we will require to fund our business activities for the next 12 months is approximately $100,000.

We depend substantially on financing activities to provide us with the liquidity and capital resources we need to meet our working capital requirements and to make capital investments in connection with ongoing operations. During the period from July 20, 2020 (Inception) until October 31, 2020, we meet these requirements primarily by sales of our common stock.

Cash Used In Operating Activities

During the period from July 20, 2020 (Inception) until October 31, 2020, we used $107,222 in operating activities. The cash used in operating activities was mainly from the net loss for the period of $107,867.

Cash Provided By Financing Activities

During the period from July 20, 2020 (Inception) until October 31, 2020, net cash provided by financing activities was $680,643 and was primarily the result of share issuances.

On July 20, 2020 and August 25, 2020, we issued 100,000 and 30,000,000 shares of our common stock to our Chief Executive Officer, President, and Director, Mr. Yip Hoi Hing Peter, in total consideration of $3,010, or $0.0001 per share, respectively.

On August 25, 2020, we issued a total of 60,000,000 shares of our common stock to CSG Group Holdings Limited and CS Global Consultancy Limited collectively, in consideration of $6,000 or $0.0001 per share. Both of the aforementioned entities are owned and controlled by our Chief Executive Officer, Mr. Yip.

On September 23, 2020, we issued 10,000 shares of our common stock to our Chief Business Officer and Director, Cheung Yiu Chung Bruce, in consideration of $2,000 or $0.20 per share.

On September 28, 2020, we issued 7,500 shares of our common stock to our Chief Financial Officer, Secretary, Treasurer and Director, Ms. Yip Man Chin Rosa, in consideration of $1,500 or $0.20 per share.

On September 28, 2020, we issued 250,000 shares of our common stock to Ms. Law Mo Ching, the spouse of our Chief Executive Officer (“Ms. Law”), in consideration of $50,000, or $0.20 per share.

On September 29, 2020, we issued 15,000,000 shares of our common stock to Ms. Law, in consideration of $1,500, or $0.0001 per share.

From August 25, 2020 to the current date, December 4, 2020, we have issued an aggregate of 48,246,000 shares of our common stock to 45 investors, other than those already disclosed above, in consideration of a total of $613,700. Shares of common stock were sold to these investors in varying quantities at a varying prices per share of either $0.0001, $0.10 or $0.20.

In regards to all of the above transactions we claim an exemption from registration afforded by Section 4a(2) and/or Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sales of the stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Limited Operating History

We have no historical financial information upon which to base an evaluation of our performance. We are in the start-up stage of our operation(s) and have generated revenue of $12,891 to date. We cannot guarantee we will be successful in carrying out our business plan. Our business is subject to risks inherent in the establishment of a new business enterprise, including, but not limited to, limited capital resources and possible cost overruns due to price and cost increases in services.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Going Concern Uncertainties

The accompanying financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

For the period July 20, 2020 (inception) to October 31, 2020, the Company incurred a net loss of $107,867 and cash used in operating activities of $107,222. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s October 31, 2020 financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. We estimate that the minimum additional amount we will require to fund our business activities for the next 12 months is approximately $100,000. The Company’s ability to continue as a going concern is dependent upon its ability to continue to implement its business plan to increase its customer base and realize increased revenues. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

INDUSTRY OVERVIEW

This section includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this section, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

INDUSTRY OVERVIEW

We believe that to allow a business to succeed, an entrepreneur needs to promote capability iteration, resource linking and value cooperation. That is why we position ourselves to consult our clients and equip them with the relevant capabilities to allow them to face future competition. The competition is competitive in different grounds, including, but not limited to, products, services, markets, technologies, systems and business models. To survive amidst fierce competition, market players must discover their competitive advantages, apply them, and integrate them in their business operations so as to strengthen their competitiveness. To cope with our clients’ needs, our business model regarding entrepreneur consultancy services will emphasize not only consulting solutions, but also formulation and implementation of solutions, from planning to full-process services such as investments, operation management, brand marketing, investment and financing, technology development, and scenario applications. Therefore, we cooperate with different partners in the industry in an open and cooperative manner to create an industrial ecology, thus providing our clients with comprehensive services of industrial innovation both in breadth and depth.

According to the Trade and Industry Department of Hong Kong, there are over 340,000 small and medium sized enterprises (SMEs) in Hong Kong. They constitute of over 98% of Hong Kong’s business establishments and employ about 45% of the workforce in the private sector. Their vitality and business performance are of crucial importance to the development of Hong Kong’s economy.

(Source:https://www.success.tid.gov.hk/english/aboutus/sme/service_detail_6863.html#:~:text=Manufacturing%20enterprises%20with%20fewer%20than,(SMEs)%20in%20Hong%20Kong.&text=As%20at%20March%202020%2C%20there,000%20SMEs%20in%20Hong%20Kong.)

Hong Kong’s startup ecosystem has skyrocketed in the last few years. The city’s attractiveness to startup companies is supported by the findings of the 2018 Startup Survey conducted by the American Chamber of Commerce in Hong Kong (or “AmCham”), which showed there are 2,625 startups (an 18 % increase from last year) currently operating in Hong Kong’s various co-work spaces, private or government incubators. Subsequently, the number of new jobs created surged by 51 % since the same period last year. Findings showed the local startup community is highly international in nature with 35 % of founders coming from outside the city. The US ranks as the top origin of non-local founders, followed closely by the UK, Mainland China, Australia and France. The findings also showed that startups in Hong Kong are actively engaged in a range of industries including fintech, e-commerce, supply chain management, logistics technology, professional and consultancy services.

(Source: https://www.amcham.org.hk/news/investhk-amcham-international%20business “Key Survey Insights: International Business in Hong Kong”, April 15, 2019)

To allow the public and the SMEs to gain insights into the forthcoming business climate, the “Standard Chartered Hong Kong SME Leading Business Index” is produced, providing local SME’s outlook on the overall business environment for the next quarter. Compared with last quarter, the overall results in Q3 2020 reflect SMEs’ tremendous challenges under the prevailing COVID-19 epidemic. In the recent view of the uncertain global economy, 39% SMEs would focus on current market or explore new market in the coming 12 months. 35% SMEs indicated no game plan despite an expectation in deteriorating turnover, among which Event Planning & Exhibition, Tourism and Construction/Engineering & Others ranked top three industries. For those SMEs which had no game plan yet, they estimated the impacted time to their business as 10 months on average.

For SMEs who planned for new market expansion in the next 12 months, the Mainland China, ASEAN and European markets were the most desired choices. More market opportunities, local partnerships and suitable business environment were most popular reasons for SMEs’ new market expansion in the next 12 months. For SMEs planning to expand into new markets, they prefer to engage local agent partner, to use online store/e-commerce (no local investment) and to form a local partnership (e.g. Joint Venture). Most of the SMEs who planned for market expansion require supports in funding, information/digital technology and relevant talents. 77% SMEs indicated to leverage the HKSAR Government’s support programs to implement their blueprint.

(Source: https://av.sc.com/hk/content/docs/hk-scb-sme-index-report-2020q3-en.pdf “Standard Chartered SME Index Report 2020 Q3”)

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this prospectus.

DESCRIPTION OF BUSINESS

Corporate History

We are a Company with a focus on start-up advisory and corporate consulting services, targeting startup companies and young entrepreneurs in the Asia-Pacific Region.

Global Leaders Corporation was incorporated under the laws of the State of Nevada on July 20, 2020. Our principal mailing address is located at Unit 512, InnoCentre, 72 Tat Chee Avenue, Kowloon Tong, Hong Kong.

Currently, we do not have physical office space and are in the midst of securing a permanent office location to carry out our operations. To date we have been utilizing home office space of our Chief Financial Officer to carry out day to day operations.

On July 20, 2020 Mr. Yip Hoi Hing Peter was appointed Chief Executive Officer, President and Director of the Company.

On August 25, 2020, Global Leaders Corporation, a Nevada company, acquired 100% of the equity interests of Global Leaders Corporation, an Anguilla company, in consideration of $200 (U.S. Dollars). Our Chief Executive Officer, Mr. Yip Hoi Hing Peter, was the beneficiary of the $200 (U.S. Dollars). Global Leaders Corporation, a Nevada company, now owns 100% of Global Leaders Corporation, an Anguilla company.

On August 25, 2020, Global Leaders Corporation, an Anguilla company, our wholly owned subsidiary, acquired 100% of the equity interests of Global Leaders Academy Limited (“GLA”), a Hong Kong company, in consideration of $1 (Hong Kong Dollars). Our current Chief Executive Officer, Mr. Yip Hoi Hing Peter, was the beneficiary of the $1 (Hong Kong Dollars).

On September 1, 2020 Ms. Yip Man Chin Rosa was appointed Chief Financial Officer, Secretary, Treasurer and Director to the Company.

On September 1, 2020 Mr. Cheung Yiu Chung Bruce was appointed Chief Business Officer, and Director to the Company.

Stock Issuances

On August 25, 2020, we issued a total of 60,000,000 shares of our common stock to CSG Group Holdings Limited and CS Global Consultancy Limited collectively, in consideration of $6,000 or $0.0001 per share. Both of the aforementioned entities are owned and controlled by our Chief Executive Officer, Mr. Yip Hoi Hing Peter.

On August 25, 2020, we issued 30,100,000 shares of our common stock to our Chief Executive Officer, President, and Director, Mr. Yip Hoi Hing Peter, in consideration of $3,010, or $0.0001 per share.

On September 23, 2020, we issued 10,000 shares of our common stock to our Chief Business Officer and Director, Cheung Yiu Chung Bruce, in consideration of $2,000 or $0.20 per share.

On September 28, 2020, we issued 7,500 shares of our common stock to our Chief Financial Officer, Secretary, Treasurer and Director, Ms. Yip Man Chin Rosa, in consideration of $1,500 or $0.20 per share.

On September 28, 2020, we issued 250,000 shares of our common stock to Ms. Law Mo Ching, the wife of our Chief Executive Officer, in consideration of $50,000, or $0.2 per share.

On September 29, 2020, we issued 15,000,000 shares of our common stock to Ms. Law Mo Ching, the wife of our Chief Executive Officer, in consideration of $1,500, or $0.0001 per share.

From August of 2020 to the current date, December 14, 2020, we have issued an aggregate of 48,246,000 shares of our common stock to forty five investors, other than those already disclosed above, in consideration of a total of $613,700. Shares of common stock were sold to these investors in varying quantities at a varying prices per share of either $0.0001, $0.10 or $0.20

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sales of stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

All of the above monies that we have generated from the aforementioned sales of shares have gone to the Company to be used as general working capital.

Business Information

We, Global Leaders Corporation, are a company focused on providing consultancy services to management executives of small and medium enterprises and startup companies in Hong Kong. We aspire to assist our clients in creating high-performance management teams while simultaneously improving the mindset of our clients’ management executives. Through our professional and customized consultancy services, we also seek to improve our clients’ management efficiency, as well as analyze and improve upon their workplace culture.

Although the exact details of our consultancy services vary based upon the needs and aspirations of our clients, the method through which we evaluate and implement our services follows a three stage formula: 1) Diagnosis Stage; 2) Execution of Solutions Stage; and 3) Follow-up Stage.

1)	Diagnosis Stage

During the initial diagnosis stage, in order to provide tailor-made solutions to our clients, we conduct interviews and meetings with our clients’ management executives, which can be conducted face-to-face or online. Our face-to-face meetings are normally held at the clients’ office, and if our discussions are conducted online, we will use a platform of our clients’ choice. The interviews and meetings, which are based more on discussion rather than standardized questions, help us to understand and analyze the client company’s culture and management style. Our goal during the diagnosis stage is to gain a better understanding of the client companies as a whole and to identify any critical problems and challenges, internally or externally, our clients are facing.

Subsequently, we prepare a diagnosis report, in which we analyze the client’s business strategies and identify any perceived gaps in their talents and capabilities. In this report, we also provide solutions that are tailor-made for our clients to overcome their challenges, which includes follow up workshops, personal management training and meetings. In providing this information, we provide an experienced, third party perspective in order to provide blueprints for the Company’s future development by providing what we believe to be the right direction for increased performance, improved management mindset, and a more robust company culture.

Under normal circumstances, we conduct approximately three rounds of interviews and meetings, and it takes approximately one to three months to complete the diagnosis stage. This may vary based upon the specifics of each client.

2)	Execution of Solutions Stage

After the presentation of our diagnosis report to our clients there is a period of review where we follow up with any questions/comments they may have and ultimately work towards providing follow up services, as delineated in each individualized diagnosis report. Upon reaching an agreement with the client for these services, we execute the recommendations as advised in the diagnosis report. Typically, this will be performed through workshops and training that will be conducted by our outsourced management trainers and/or our staff.

To better facilitate the effectiveness of the workshop, the workshop will usually consist of two main parts: i) Pre-workshop questionnaire; and ii) Half-day workshop.

i)	Pre-Workshop Questionnaire

All participants must complete a questionnaire, which will be customized based on the needs/goals of each client, prior to the workshop itself. The purpose of the questionnaire is to gather the opinions, and gain a greater understanding, of the workshop participants. This will primarily be focused upon, but not exclusively pertain to, their management mindsets and current company culture. Through this information, our outsourced trainers and/or staff are better able to prepare for the workshop and can hone in on the specific training needs of each client.

ii)	Half-Day Workshop

Our half-day workshops, comparable to our meetings during the diagnosis stage, can be conducted at the workplace of our client or through an online communication platform of their choice. The goal of the tailor-made workshop is to engage participants in discussion of different aspects of their business, which includes, but is not strictly limited to, the identification of corporate challenges, strategic review, identification of company and management capabilities, talent matching and departmental applications. The overall content of the workshop will be fine-tuned based on the feedback gathered in the previous questionnaire conducted before the workshop. Although we anticipate that each workshop will take place over half a business day, this may be longer or shorter depending on the specific needs of each client.

3)	Follow-up stage

After the completion of the training workshops, we follow up with clients regularly by meeting with the participants and management. These follow up meetings are intended to provide clients with guidance to identify successes and failures, as well as areas that can reasonably be improved, on an on-going basis.

Management Trainers

In order to execute our consultancy solutions, we partner with management trainers for the preparation and delivery of workshops to our clients. The management trainers are identified and selected after the initial engagement of a client, whereupon we are able to determine what skill set/experience would be necessary in order to most competently provide management training and workshops to clients. In an ideal scenario, we hope to identify and engage management trainers with specific experiences in the same industry as a client. Currently, management trainers are identified through the personal and professional relationships of our executive team, and we do not presently have any other method of identification. All management trainers are engaged under a trainer’s agreement.

After engagement by a client, and identification of a suitable management trainer, we will enter into a service contract with the client which includes the following salient terms and conditions:

1.	Scope of Services:	Our standard contract defining the scope services to be agreed and rendered for our clients.

2.	Our Obligations:	During the engagement period, we are obligated to 1) have meetings with management team members and provide a diagnosis report containing the recommendation and solutions to be taken by the client; 2) execute the solutions accordingly by a qualified trainer; and 3) provide follow-up meetings.

3.	Fees and Payment:

Our consultancy fees are project-based, meaning that the fees depend on the level of complexity and the estimated man hours to be spent on each project. After negotiation, this amount must be agreed by both the client and the consultant prior to engagement. The payment terms for the consultancy services follow two models, determined by the preference of the client:

a.       50% of the total fee will be due within 10 days after completion of the workshop; and the remainder shall due within 10 days after completion of follow-up meeting.

b.       30% of the total fee due upon engagement; 40% of the total fee due within seven calendar days upon completion of diagnosis report; and the final 30% of the total fee due upon completion of workshop.

4.	Term of Service:	Typically, the standard contract terms are based upon mutual agreed terms and conditions between the consultant and clients.

Our targeted clients include small and medium sized enterprises and startup companies in Hong Kong. We believe that clients will retain us because of our industry expertise and capabilities in highly specialized areas, as well as our executive team’s reputation for successfully meeting our clients’ needs.

Marketing

Over the next year, we plan to expand our business network by engaging with a third party team of sales and marketing partners. We will rely upon the expertise and marketing methods of these third party teams in order to conduct all, or at least the majority, of our marketing activities. It is our intention that they will perform marketing activities including, but not limited to, regular follow-ups with our existing clients and preparing pitches for potential clients. They will be engaged based on their qualifications and hands on experience to make sure that all marketing partners have an extensive network to reach out, and pitch to, new clients. At present, we have not yet determined how many marketing partners we will attempt to form relationships with, and we will evaluate the feasibility of doing so as our operations progress. All current marketing activities are constrained to promoting our services through the personal and professional relationships of our officers and directors.

Future Plans

We plan to develop a platform for investors, professionals, entrepreneurs, employers, employees, association and alliances, families, consumers, etc. (collectively referred as “GLA Members”), to network, share and exchange information and knowledge for the benefits of wisdom, happiness, wealth and health matters. At present, all such plans remain speculative in nature, as we have taken no steps beyond planning the broad features of the GLA Platform. As such, we cannot speak with any level of specificity as to when, if ever, we will successfully develop the GLA Platform, nor can we speculate as to the associated costs incurred in the creation of such a platform.

Although the platform itself is far from completion, it is our intention that, when completed, in order to become a GLA Member, we plan to charge each member an entrance fee of $100 plus an annual fee of $250. The GLA Members will be entitled to a variety of benefits such as:

-	to attend our courses and trainings at a 25% off discount (the “GLA Member rate”);
-	to join any future events to be organized by us at the GLA Member Rate;
-	to receive complimentary newsletters which contains courses, trainings and events to be organized in the future;
-	GLA Members will be able to enjoy “early-bird” enrollment of the events. Quotas of the events will be reserved for GLA members for the purpose of the “early-bird” enrollments;
-	Some of the events (socializing events, networking events, etc) organized by the Company will be offered exclusively to GLA Members; and
-	GLA Members will be entitled to free access to the online platform, described below, as a token of goodwill.

At present we do not have any specific plans for future events, nor have we taken any steps towards the creation of a newsletter. It is our intention, at a presently unspecified time, to organize and develop academic and practical courses and trainings for GLA Members to strengthen their skills and capabilities for career development and progression.

We also plan, with no current level of specificity, to develop an e-Learning platform, covering soft skills and computing skills, for GLA Members to strengthen their skills and capabilities. It is our present intention that the e-Learning platform will be offered to GLA Members free of charge, while non-members will be charged a nominal fee, and they can log in to the platform using any electronic devices, such as computers, smartphones and tablets, to learn at anytime and anywhere. Through the online platform, users will be able to learn more about how to become a successful entrepreneur. The contents may be in form of e-books, webinars etc. The company will source the learning materials produced by 3rd party. Although tentative, and still in the planning stages, we believe this may be developed within the next nine months.

Additionally, although we presently constrain our activities to Hong Kong, it is our intention to further expand our client network throughout Asia, in particular to China, Malaysia and Thailand. We cannot speak with any level of certainty as to when, and how, we will expand to these additional areas at this point in time.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.80. The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company, after deducting estimated offering costs of $121,000. There is no assurance that we will raise the full $2,000,000 as anticipated.

Use of Proceeds

Next 12 months Planned Action	If 2,500,000 shares (100%) are sold:	If 1,875,000 shares (75%) are sold:	If 1,250,000 shares (50%) are sold:	If 625,000 shares (25%) are sold:
Daily Operating Expenses	$218,000	$162,000	$107,000	$52,000
Office Rent	$437,000	$326,000	$215,000	$103,000
Office Equipment	$146,000	$109,000	$71,000	$34,000
Funding of Day to Day Operations	$801,000	$597,000	$393,000	$189,000

Payment for Ongoing Reporting Requirements	$35,000	$35,000	$35,000	$35,000
Hiring and Training Staff	$752,000	$530,000	$308,000	$86,000
Marketing	$291,000	$217,000	$143,000	$69,000
TOTAL NET	$1,879,000	$1,379,000	$879,000	$379,000

The above figures represent only estimated costs for the next 12 months. Funds may be allocated in differing quantities should the Company decide at a later date it would be in the Company’s best interests.

The Company estimates the costs of this offering at approximately $121,000. The Company intends to use available cash reserves to pay for any offering expenses. If insufficient funds are available, the Company’s officers and directors have informally agreed to cover any such expenses relating to this offering.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system at the moment, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCQB concurrently with the filing of this prospectus. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The price of the current offering is fixed at $0.80 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The following table illustrates the dilution to the purchasers of the common stock in this offering.

Note: “Net increase to original shareholder” below is based upon a par value of $0.0001.

	(25% of the shares are sold in the offering)	(50% of the shares are sold in the offering	(75% of the shares are sold in the offering	(100% of shares are sold in the offering)
Offering Price Per Share	$0.80	$0.80	$0.80	$0.80
Net tangible book value per share as of October 31, 2020	$0.00	$0.00	$0.00	$0.00
Increase in net tangible book value per share attributable to this offering	$0.01	$0.01	$0.01	$0.02
Adjusted net tangible book value per share after giving effect to this offering	$0.01	$0.01	$0.01	$0.02
Dilution in net tangible book value per share to new investors	$0.79	$0.79	$0.79	$0.78
Dilution to New Shareholders (%)	99.22%	98.82%	98.41%	98.01%

Net Tangible Book Value Calculation

If 100% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$569,847
Net proceeds from this offering	1,878,178
$2,448,025
Denominator:
Shares of common stock outstanding prior to this offering	153,613,500
Shares of common stock to be sold in this offering (100%)	2,500,000
156,113,500

Net Tangible Book Value Calculation

If 75% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$569,847
Net proceeds from this offering	1,378,178
$1,948,025
Denominator:
Shares of common stock outstanding prior to this offering	153,613,500
Shares of common stock to be sold in this offering (50%)	1,875,000
155,488,500

Net Tangible Book Value Calculation

If 50% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$569,847
Net proceeds from this offering	878,178
$1,448,025
Denominator:
Shares of common stock outstanding prior to this offering	153,613,500
Shares of common stock to be sold in this offering (50%)	1,250,000
154,863,500

 Net Tangible Book Value Calculation

If 25% of the shares in the offering are sold

Numerator:
Net tangible book value before the offering	$569,847
Net proceeds from this offering	378,178
$948,025
Denominator:
Shares of common stock outstanding prior to this offering	153,613,500
Shares of common stock to be sold in this offering (25%)	625,000
154,238,500

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 18,381,000 shares of our common stock.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 14, 2020 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Note: The Percent of common stock owned after offering (if all shares are sold) is calculated under the assumption 100% of the shares are sold herein pursuant to the offering by the selling shareholders and also that of the Company. Additionally, the selling shareholders are also deemed to be underwriters of this offering.

Name of Selling Shareholder	Shares of Common stock owned prior to offering	Percentage of common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percentage of common stock owned after the offering (if all shares are sold)
Yip Hoi Hing Peter [1]	30,100,000	19.58%	1,505,000	28,595,000	18.61%
Greenpro Venture Capital Limited [2]	9,000,000	5.86%	450,000	8,550,000	5.57%
Lee Chong Kuang	8,000,000	5.21%	400,000	7,600,000	4.95%
Chen Yanhong	2,500,000	1.63%	2,500,000	-	0.00%
Loke Che Chan Gilbert	5,500,000	3.58%	5,500,000	-	0.00%
Yip Sau Fong [3]	10,000,000	6.51%	500,000	9,500,000	6.18%
Yip Sau Fan Fanny[3]	10,000,000	6.51%	500,000	9,500,000	6.18%
Law Mo Ching [4]	15,250,000	9.93%	762,500	14,487,500	9.43%
CSG Group Holdings Limited [5]	30,000,000	19.53%	1,500,000	28,500,000	18.55%
Deng Jie Feng	50,000	0.03%	50,000	-	0.00%
Tang Sui Ling	50,000	0.03%	50,000	-	0.00%
Woo Chak Ming	100,000	0.07%	100,000	-	0.00%
Fok Ka Ming	50,000	0.03%	50,000	-	0.00%
Cheng Chi Yan	100,000	0.07%	100,000	-	0.00%
Seow San Ying	400,000	0.26%	400,000	-	0.00%
Start Up Group Limited	50,000	0.03%	50,000	-	0.00%
Wong Tai Sin	125,000	0.08%	125,000	-	0.00%
Lin Kwan Siu	100,000	0.07%	100,000	-	0.00%
Wu Po Chi	25,000	0.02%	25,000	-	0.00%
Cheung Chun Nam	155,000	0.10%	155,000	-	0.00%
Cheung Yiu Chung Bruce [6]	10,000	0.01%	10,000	-	0.00%
Wong Sing Yu Samuel	125,000	0.08%	125,000	-	0.00%
Wong Pui Yu Pearl	125,000	0.08%	125,000	-	0.00%
Chan Lai Kam Sylvia	125,000	0.08%	125,000	-	0.00%
Wong Chun Cheong Bruce	125,000	0.08%	125,000	-	0.00%
Au Sai Man	10,000	0.01%	10,000	-	0.00%
Ma Sin Yi	10,000	0.01%	10,000	-	0.00%
Au Pak Lun Patrick	10,000	0.01%	10,000	-	0.00%
Chan Kwok Keung	5,000	0.00%	5,000	-	0.00%
Hon Wai Hung	250,000	0.16%	250,000	-	0.00%
Ng Ka Wai Karrie	15,000	0.01%	15,000	-	0.00%
Wong Yuk Kuen	100,000	0.07%	100,000	-	0.00%
Kwong Siu Yuk Elizabeth	100,000	0.07%	100,000	-	0.00%
Lee Siu Kuen	50,000	0.03%	50,000	-	0.00%
Yip Man Chin Rosa [7]	7,500	0.00%	7,500	-	0.00%
Pang Woon Kei	50,000	0.03%	50,000	-	0.00%
Mak Wai Ming	50,000	0.03%	50,000	-	0.00%
Wong King Pok Kenneth	5,000	0.00%	5,000	-	0.00%
Wai Jennifer Y.	15,000	0.01%	15,000	-	0.00%
Ng Man Hin	150,000	0.10%	150,000	-	0.00%
Loke Mun Hang Conrad	51,000	0.03%	51,000	-	0.00%
Lam Lai Man Christine	100,000	0.07%	100,000	-	0.00%
Lee Wai Man	5,000	0.00%	5,000	-	0.00%
Lim Hong Kheng	50,000	0.03%	50,000	-	0.00%
Chan Lai Yee	75,000	0.05%	75,000	-	0.00%
Lo Ka Ho	100,000	0.07%	100,000	-	0.00%
Chan Yit Wei	200,000	0.13%	200,000	-	0.00%
Sunny Oaks Well-Being Limited	50,000	0.03%	50,000	-	0.00%
Wong Hei	50,000	0.03%	50,000	-	0.00%
Hong Kong Mediation and Arbitration Centre Limited	40,000	0.03%	40,000	-	0.00%
CS Global Consultancy Limited [5]	30,000,000	19.53%	1,500,000	28,500,000	18.55%

Total:	153,613,500	100.00%	18,381,000	135,232,500	88.02%

1 Yip Hoi Hing Peter serves as Chief Executive Officer, President and Director of the Company.

2 Greenpro Venture Capital Limited is owned and controlled entirely by Greenpro Capital Corp or “GRNQ,” a NASDAQ listed Company.

3 Yip Sau Fong and Yip Sau Fan Fanny are sisters to our Chief Executive Officer, Yip Hoi Hing Peter.

4 Law Mo Ching is the spouse of our Chief Executive Officer, Yip Hoi Hing Peter.

5 CSG Group Holdings Limited and CS Global Consultancy Limited are owned and controlled entirely by our Chief Executive Officer, Yip Hoi Hing Peter.

6 Cheung Yiu Chung Bruce is Chief Business Officer, and Director to the Company.

7 Yip Man Chin Rosa serves as our Chief Financial Officer, Secretary, Treasurer and Director.

PLAN OF DISTRIBUTION

The Company has 153,613,500 shares of common stock issued and outstanding as of the date of this prospectus. Pursuant to this offering the Company is registering for resale 18,381,000 shares of our common stock held by existing shareholders at a fixed price of $0.80 per share for the duration of the offering. The Company is also registering an additional 2,500,000 shares of its common stock for sale at the fixed price of $0.80 per share for the duration of the offering.

There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, our Directors will not register as broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Our Directors are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Our Directors will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Our Directors are not, nor have they been within the past 12 months, brokers or dealers, and they are not, nor have they been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, our Directors will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Our Directors will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 2,500,000 shares being offered on behalf of the Company itself. The proceeds from the 18,381,000 shares held by shareholders, if sold, will not go to the Company, but will go to the shareholders directly. The price per share is fixed at $0.80 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the counter, we intend to seek to have our shares of common stock quoted on the OTC Marketplace. In order to be quoted on the OTC Marketplace a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company and selling shareholders must be made at the fixed price of $0.80 for the duration of this offering. The Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company and the selling shareholders may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $0.80 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied.

In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states), which we expect to be no more than, about, $121,000. At this time the Company only has plans to sell to non U.S. citizens outside of the United States.

Our Chief Executive Officer, Yip Hoi Hing Peter, will be selling shares of common stock on behalf of the Company simultaneously to selling shares of common stock in the Company from his own personal accounts, inclusive of those for entities he also owns and controls. A conflict of interest may arise between Mr. Yip’s interest in selling shares for his own personal accounts, and in selling shares on the Company’s behalf.

Regarding the sale of Mr. Yip Hoi Hing Peter’s shares, and for those shares also owned by various entities he owns and controls, such shares will be sold at a fixed price of $0.80 for the duration of the offering.

The Company estimates the costs of this offering at approximately $121,000. The Company intends to use available cash reserves to pay for any offering expenses. If insufficient funds are available, the Company’s officers and directors have informally agreed to cover any such expenses relating to this offering.

Procedures for Subscribing (Shares offered by us, “The Company”)

If you decide to subscribe for any shares in this offering that are offered by us, “The Company”, you must

- Execute and deliver a subscription agreement; and

- Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be either made payable to (i) “Global Leaders Corporation”, (ii) a subsidiary of the Company, or (iii) escrow agent as agreed by the Company. Wire transfer and telegraphic transfer are also accepted. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Right to Reject Subscriptions (Shares offered by us, “The Company”)

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected with letter by mail within 48 hours after we receive them.

In Regards to Shares sold by the Selling Shareholders

The selling shareholders are deemed to be underwriters of this offering. Any selling shareholder named herein is responsible, prior to reselling any shares registered herein that they may own, the Company’s prospectus.

A final summary prospectus, or statutory prospectus, must and will be delivered, at no cost, by any selling shareholder named herein to any potential purchaser of shares no later than upon receiving payment from the purchasing party for such shares. The prospectus must and will be provided to any beneficial owner to whom a prospectus is delivered, and a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus or contained in the registration statement, but not delivered within the prospectus itself, must and will be included.

If you decide to subscribe for any shares in this offering that are offered by the selling shareholders the selling shareholder(s) will inform you, “the purchaser”, of their preferred method of payment and the procedures they have for subscribing. Procedures may vary from shareholder to shareholder. It should be noted that we will in no way be affiliated with any private transactions in which our selling shareholders sell shares of their own common stock. Selling shareholders may or may not decide to reject subscriptions. This is at their own discretion. Selling Shareholders will be responsible for following any applicable laws or regulations in regards to the sale(s) of their own shares of common stock.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). As of the date of this filing we have 153,613,500 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

At this time, we have no preferred stock issued and outstanding. Preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, conversion rights, cumulative, relative, participating, optional, and other right, the qualification, limitations or restrictions thereof, of the Preferred shall hereinafter by prescribed by resolution of the board of directors.

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

At this time, we do not have a transfer agent.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by Carl P. Ranno, Esq. of 2733 East Vista Drive Phoenix, Arizona 85032.

The consolidated financial statements of Global Leaders Corporation as of October 31, 2020 and for the period from July 20, 2020 (Inception) to October 31, 2020 appearing elsewhere in this registration statement have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as stated in its report thereon, included therein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

REPORTS TO SECURITIES HOLDERS

We have and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Company’s mailing address is Unit 512, InnoCentre, 72 Tat Chee Avenue, Kowloon Tong, Hong Kong. If a shareholder wishes to contact the Company in writing please utilize the aforementioned mailing address and address mail to one or both of our Directors.

DESCRIPTION OF FACILITIES

Our principal mailing address is Unit 512, InnoCentre, 72 Tat Chee Avenue, Kowloon Tong, Hong Kong. At this time we do not have physical office space and have provided our services thus far in the offices of our client(s). We intend to acquire a physical office space in the near future after this offering has been completed.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

PATENTS AND TRADEMARKS

We currently have no patents or trademarks to disclose.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Biographical information regarding the officers and directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

Officer Biographies

NAME	AGE	POSITION
Yip Hoi Hing Peter	63	Chief Executive Officer, President, Secretary, and Director
Yip Man Chin Rosa	47	Chief Financial Officer, Secretary, Treasurer, Director
Cheung Yiui Chung Bruce	51	Chief Business Officer, Director

Yip Hoi Hing Peter - President, Chief Executive Officer and Director

Mr. Yip graduated from the Association of Chartered Institute of Bankers London and received his Master of Business Administration degree from Hong Kong Polytechnic University. Mr. Yip was the regional training manager at ABN AMRO from 1982 to 1992, where he was responsible for spearheading the training functions of the Company’s Asia Pacific locations. In 1993, he became the Regional Training Consultant at Standard Chartered Bank, where he was responsible for developing corporate bankers’ relationship management competencies until his departure in 1994. From 1994 to 2003, Mr. Yip was the Head of Learning & Development, North Asia at JPMorgan Chase, where he specialized in organizational integration, leadership alignment, change management, culture development, performance management and feedback management.

After his 20 year career in banking, Mr. Yip began his entrepreneurial endeavors as the Founder & CEO of CSG Group Holdings Limited in 2003, where he remains to this day. CSG Group has a diversified business in Asia Pacific, ranging from market research, business consulting to corporate advisory.

Mr. Yip’s business leadership, corporate strategy and talent development expertise has, in the Company’s estimation, qualified him for his roles as the Company’s President, Chief Executive Officer and Director.

Yip Man Chin Rosa - Chief Financial Officer, Secretary, Treasurer and Director

Ms. Yip has a bachelor’s degree in accounting and graduated from a postgraduate program in professional accounting in the City University of Hong Kong in 2002. She is a certified public accountant in Hong Kong (HKICPA) and Australia (CPAA). Ms. Yip is a financial and accounting executive with over 20 years of experience in auditing, financial reporting, supply chain management, tax planning, mergers and acquisitions, corporate governance and people management. From September 2015 to January 2017, she served as accounting manager of K. Wah Construction Materials (Hong Kong) Limited under Galaxy Entertainment Group Limited (HKEX: 00027), a company engaged in the production of construction materials. From January 2017 to December 2018, she served as group accounting manager of Kiu Hung International Holdings Limited (HKEX: 00381), a company engaged in toy manufacturing. Since January 2019, and to the present date, she has served as group financial controller of Greenpro Capital Corp. (Nasdaq: GRNQ), a company engaged in business consulting and corporate advisory services.

Ms. Yip’s extensive knowledge and experience in financial oversight and reporting, corporate governance and international operations has, in the Company’s estimation, qualified her for her role as the Company’s Chief Financial Officer, Secretary, Treasurer, and Director.

Cheung Yiu Chung Bruce – Chief Business Officer, Director

Mr. Cheung holds double Master Degrees in Business Administration from Warwick University and Training & Human Resources Development from University of Technology, Sydney, and received his first degree in Mechanical Engineering from King’s College, University of London. Mr. Cheung has nearly 30 years of global business development and partnership experience in different Corporations from China, Switzerland, USA, Germany and Australia in Retail, Wholesales, Manufacturing and Consulting industries.

Mr. Cheung has held various senior positions in the past twenty years, specifically, he was the Sales Manager at the Southern China branch of Brady Corporation, a company engaged in producing labels and related identification solution products, from 2001 to 2004. From 2004 to 2007, he held the position of Regional Product Development Manager in Leonhard Kurz (Far East) Ltd., a company engaged in production of Hot Stamping Foils for printing, plastics, mobile phones and automobiles. From 2007 to 2011, he held the position of Country Manager at Mind Resources Limited, a learning and development resources provider. From 2011 to the present date, he has served as Executive Director of CSG Consultancy. Additionally, he has taken various mentoring roles in City University of Hong Kong and Hang Seng University of Hong Kong from 2014 to present.

Mr. Cheung’s professional networking, creation of business values, and customer engagement to grow business results has, in the Company’s estimation, qualified him for his role as the Company’s Chief Business Officer and Director.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Directors and our Executive officers have not been involved in any of the following events during the past ten years:

1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or
4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
6.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
7.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.	Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Independence of Directors

We are not required to have independent members of our Board of Directors, and do not anticipate having independent Directors until such time as we are required to do so.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by a small number of persons, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines. In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Shareholder Proposals

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President, at the address appearing on the first page of this Information Statement.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us for the period from inception through the current date denoted below. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation addresses all compensation awarded to, earned by, or paid to our named executive Officers.

Name and Principal Position	Year Ended	Fees ($)	Bonuses ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Yip Hoi Hing Peter, Chief Executive Officer, President, and Director [1]	2020	-	-	-	-	-	-	-	-
Yip Man Chin Rosa, Chief Financial Officer, Secretary, Treasurer and Director [2]	2020	-	-	-	-	-	-	-	-
Cheung Yiu Chung Bruce, Chief Business Officer, Director [3]	2020	-	-	-	-	-	-	-	-

1 On July 20, 2020 Mr. Yip Hoi Hing Peter was appointed Chief Executive Officer, President and Director of the Company.

2 On September 1, 2020 Ms. Yip Man Chin Rosa was appointed Chief Financial Officer, Secretary, Treasurer and Director to the Company.

3 On September 1, 2020 Mr. Cheung Yiu Chung Bruce was appointed Chief Business Officer, and Director to the Company.

Summary of Compensation

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consulting agreement with any officers or Directors.

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of December 14, 2020 the Company has 153,613,500 shares of common stock issued and outstanding, which number of issued and outstanding shares of common stock have been used throughout this report.

Name of Beneficial Owner	No. of Common Stock Before Offering	No. of Common Stock After Offering	Percentage of Ownership Before Offering	Percentage of Ownership After Offering

Yip Hoi Hing Peter (Chief Executive Officer, President and Director)	30,100,000	28,595,000	19.58%	18.61%
Cheung Yiu Chung Bruce (Chief Business Officer, and Director)	10,000	0	0.01%	0.00%
Yip Man Chin Rosa (Chief Financial Officer, Secretary, Treasurer and Director)	7,500	0	0.00%	0.00%
CSG Group Holdings Limited [1]	30,000,000	28,500,000	19.53%	18.55%
CS Global Consultancy Limited [2]	30,000,000	28,500,000	19.53%	18.55%
Law Mo Ching [3]	15,250,000	14,487,500	9.93%	9.43%
Yip Sau Fong [4]	10,000,000	9,500,000	6.51%	6.18%
Yip Sau Fan Fanny [4]	10,000,000	9,500,000	6.51%	6.18%
Greenpro Venture Capital Limited [5]	9,000,000	8,550,000	5.86%	5.57%
Lee Chong Kuang	8,000,000	7,600,000	5.21%	4.95%

1 CSG Group Holdings Limited is owned and controlled entirely by our Chief Executive Officer, Mr. Yip Hoi Hing Peter.

2 CS Global Consultancy Limited is also owned and controlled entirely by our Chief Executive Officer, Mr. Yip Hoi Hing Peter.

3 Ms. Law Mo Ching is the spouse of our Chief Executive Officer, Mr. Yip Hoi Hing Peter.

4 Ms. Yip Sau Fong and Ms. Yip Sau Fan Fanny are sisters to our Chief Executive Officer, Mr. Yip Hoi Hing Peter.

5 Greenpro Venture Capital Limited is owned and controlled entirely by Greenpro Capital Corp or “GRNQ,” a NASDAQ listed Company.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 25, 2020, we issued a total of 60,000,000 shares of our common stock to CSG Group Holdings Limited and CS Global Consultancy Limited collectively, in consideration of $6,000 or $0.0001 per share. Both of the aforementioned entities are owned and controlled by our Chief Executive Officer, Mr. Yip Hoi Hing Peter. CS Global Consultancy Limited (“CS GlobalGC”) currently owns and controls approximately 19.53% of our common stock.

On August 25, 2020, we issued 30,100,000 shares of our common stock to our Chief Executive Officer, President, and Director, Mr. Yip Hoi Hing Peter, in consideration of $3,010, or $0.0001 per share.

On September 23, 2020, we issued 10,000 shares of our common stock to our Chief Business Officer and Director, Cheung Yiu Chung Bruce, in consideration of $2,000 or $0.20 per share.

On September 28, 2020, we issued 7,500 shares of our common stock to our Chief Financial Officer, Secretary, Treasurer and Director, Ms. Yip Man Chin Rosa, in consideration of $1,500 or $0.20 per share.

On September 28, 2020, we issued 250,000 shares of our common stock to Ms. Law Mo Ching, the wife of our Chief Executive Officer, in consideration of $50,000, or $0.2 per share.

On September 29, 2020, we issued 15,000,000 shares of our common stock to Ms. Law Mo Ching, the wife of our Chief Executive Officer, in consideration of $1,500, or $0.0001 per share.

Ms. Yip Sau Fong and Ms. Yip Sau Fan Fanny are sisters to our Chief Executive Officer, Mr. Yip Hoi Hing Peter. Ms. Yip Sau Fong and Ms. Yip Sau Fan Fanny each own and control 10,000,000 shares of our common stock.

Greenpro Venture Capital Limited is owned and controlled entirely by Greenpro Capital Corp or “GRNQ,” a NASDAQ listed Company. Greenpro Venture Capital Limited is the beneficial owner of 9,000,000 shares of our common stock.

CS GlobalGC currently provides various administrative services to the Company’s, which include but are not limited to procuring relationships to further the Company’s client base, daily support and secretarial work, and making logistical arrangements between clients and the Company to meet and discuss their goals. Global Leaders Corporation is to pay CS GlobalGC $10,000 per month for the aforementioned services. This agreement for services began on September 1, 2020, the date the agreement for services was executed, and extends for a period of 12 months, automatically renewing after a 12 month period unless terminated by Global Leaders Corporation. Payments to CS GlobalGC are all due within 60 days from the date in which such fees are invoiced.

It should be noted that CS GlobalGC has been and may continue to be contracted on a case by case basis to offer additional services to our clients, which include but are not limited to team building workshops, team collaboration workshops, and improvements of skills within the workplace environment.

During the period from July 20, 2020 (Inception) to October 31, 2020, the Company incurred cost of service revenue in the amount of $9,024 and management fees of $20,129 to CS GlobalGC.

Greenpro Capital Corp., through its wholly owned subsidiaries (collectively “Greenpro”), is a 5.9% shareholder in the Company, and provides ongoing business related services to the Company. During the period from July 20, 2020 (Inception) until ended October 31, 2020, the Company incurred incorporation fees of $2,013 and professional fees of $84,123 to Greenpro.

Ms. Yip Man Chin Rosa, our Chief Financial Officer, Secretary, Treasurer and Director is the group financial controller of Greenpro.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Below is the aggregate amount of fees billed, or expected to be billed for professional services rendered by our principal accountants with respect to our last fiscal year end.

October 31, 2020
Audit fees	$15,000
Audit related fees	-
Tax fees	-
All other fees	-
Total	$15,000

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our board of directors.

MATERIAL CHANGES

None.

FINANCIAL STATEMENTS AND EXHIBITS

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet- October 31, 2020	F-3
Consolidated Statement of Operations and Comprehensive Loss - From July 20, 2020 (Inception) to October 31, 2020	F-4
Consolidated Statement of Stockholders’ Equity - From July 20, 2020 (Inception) to October 31, 2020	F-5
Consolidated Statement of Cash Flows - From July 20, 2020 (Inception) to October 31, 2020	F-6
Notes to Consolidated Financial Statements - From July 20, 2020 (Inception) to October 31, 2020	F-7 - F-10

- F1 -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Global Leaders Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Global Leaders Corporation and subsidiaries (the “Company”) as of October 31, 2020, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the period from July 20, 2020 (inception) to October 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2020, and the results of its operations and its cash flows for the period from July 20, 2020 (inception) to October 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, during the period from July 20, 2020 (inception) to October 31, 2020, the Company incurred a net loss and had negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in relation to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

Weinberg & Company, P.A.

Los Angeles, California

December 14, 2020

- F2 -

GLOBAL LEADERS CORPORATION

CONSOLIDATED BALANCE SHEET

OCTOBER 31, 2020

(Expressed in U.S. Dollars)

October 31, 2020

ASSETS
Current assets
Cash and cash equivalents	$573,425
Total current assets	573,425

TOTAL ASSETS	$573,425

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Customer deposit	$645
Due to officer	2,933
Total current liabilities	3,578

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding	-
Common stock, $0.0001 par value; 600,000,000 shares authorized; 153,613,500 shares issued and outstanding	15,361
Additional paid in capital	662,349
Accumulated other comprehensive income	4
Accumulated deficit	(107,867)

Total stockholders’ equity	569,847

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$573,425

See accompanying notes to the consolidated financial statements.

- F3 -

GLOBAL LEADERS CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE LOSS

FROM JULY 20, 2020 (INCEPTION) TO OCTOBER 31, 2020

(Expressed in U.S. Dollars)

From July 20, 2020 (Inception) to October 31, 2020

REVENUE	$12,891
COST OF REVENUE (including $9,024 to a related party)	(9,024)
GROSS PROFIT	3,867

OPERATING EXPENSES:
General and administrative (including $106,265 to related parties)	111,734
Total operating expense	111,734

NET LOSS	(107,867)
Other comprehensive income:
- Foreign currency translation income	4
COMPREHENSIVE LOSS	$(107,863)

Net loss per share, Basic and diluted	$(0.00)

Weighted average number of common shares outstanding, Basic and diluted	53,370,200

See accompanying notes to the consolidated financial statements.

- F4 -

GLOBAL LEADERS CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FROM JULY 20, 2020 (INCEPTION) TO OCTOBER 31, 2020

(Expressed in U.S. Dollars)

	Common Stock		Additional	Accumulated Other		Total
	Number of shares	Amount	Paid-in Capital	Comprehensive income	Accumulated Deficit	Stockholders’ Equity
Balance as of July 20, 2020 (inception)	-	$-	$-	$-	$-	$-
Shares issued to founders	150,100,000	15,010	-	-	-	15,010
Shares issued for cash in private placement	3,513,500	351	662,349	-	-	662,700
Foreign currency translation	-	-	-	4	-	4
Net loss	-	-	-	-	(107,867)	(107,867)
Balance as of October 31, 2020	153,613,500	$15,361	$662,349	$4	$(107,867)	$569,847

See accompanying notes to the consolidated financial statements.

- F5 -

GLOBAL LEADERS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

FROM JULY 20, 2020 (INCEPTION) TO OCTOBER 31, 2020

(Expressed in U.S. Dollars)

From July 20, 2020 (Inception) to October 31, 2020

Cash flows from operating activities:
Net loss	$(107,867)
Changes in operating assets and liabilities:
Customer deposit	645
Net cash used in operating activities	(107,222)

Cash flows from financing activities:
Proceeds from shares issued to founders	15,010
Proceeds from shares issued for cash in private placement	662,700
Advances from officer	2,933
Net cash provided by financing activities	680,643

Effect of exchange rate changes in cash and cash equivalents	4
Net increase in cash and cash equivalents	573,425
Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$573,425

See accompanying notes to the consolidated financial statements.

- F6 -

GLOBAL LEADERS CORPORATION.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FROM JULY 20, 2020 (INCEPTION) TO OCTOBER 31, 2020

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business

Global Leaders Corporation, a Nevada corporation (the “Company”), was incorporated in the State of Nevada on July 20, 2020.

On July 20, 2020, Mr. Yip Hoi Hing Peter (“Mr. Peter Yip”), founder of the Company, was appointed as Chief Executive Officer, President and sole director of the Company. The Company plans to provide professional consultancy services to management executives of small and medium enterprises in Hong Kong. The Company has adopted October 31 as its fiscal year end.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements for the period from July 20, 2020 (Inception) until October 31, 2020, the Company incurred a net loss of $107,867 and used cash in operations of $107,222. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that these financial statements are issued. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Management estimates that the current funds on hand will be sufficient to continue operations through the next six months. We estimate that the minimum additional amount we will require to fund our business activities for the next 12 months is approximately $100,000. The Company’s ability to continue as a going concern is dependent upon its ability to continue to implement its business plan to increase its customer base and realize increased revenues. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

COVID-19 outbreak

An outbreak of respiratory illness caused by the novel coronavirus, commonly referred as “COVID-19” emerged in late 2019 and has spread globally. The COVID-19 is considered to be highly contagious and poses a serious public health threat. The World Health Organization labeled the COVID-19 outbreak as a pandemic on March 11, 2020, given its threat beyond a public health emergency of international concern the organization had declared on January 30, 2020. Our clients are mainly from Hong Kong. The epidemic has resulted in social-distancing restrictions, travel restrictions, and the temporary closure of stores and facilities in Hong Kong during the past few months. The negative impacts of the COVID-19 outbreak on our business include the uncertain economic conditions may refrain clients from engaging our consultancy services, travel restriction that may impede our ability to contact existing and new clients, and the operations of our clients have been and could continue to be negatively impacted by the epidemic. The above adverse impacts might be mitigated, as quarantines across Hong Kong have been largely lifted as of late March and the Hong Kong government has rolled out an array of favorable fiscal measures. We are unable to accurately predict the impact that the COVID-19 will have due to various uncertainties, including the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak globally, and effectiveness of the actions that may be taken by governmental authorities.

Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Global Leaders Corporation, a holding company incorporated in Anguilla, and Global Leaders Academy Limited, a company we operate through incorporated in Hong Kong. Intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities in the balance sheets, and the reported revenue and expenses during the periods reported.
Significant estimates include the accrual of potential liabilities. Actual results may differ from these estimates.

Revenue recognition

The Company recognizes revenues when its customer obtains control of promised services, in an amount that reflects the consideration the Company expects to receive in exchange for those services. The Company recognizes revenue following the five-step model prescribed by Accounting Standards Codification (ASC) 606, “Revenue from Contracts”, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company’s revenue consists of revenue from providing business consulting and corporate advisory services. Revenues are recognized when control of the promised services is transferred to our customers, which may occur at a point in time or over time depending on the terms and conditions of the agreement, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

- F7 -

Cash and cash equivalents

Cash consists of funds on hand and held in bank accounts. Cash equivalents includes demand deposits placed with banks or other financial institutions and all highly liquid investments with original maturities of three months or less, including money market funds.

As of October 31, 2020

Cash and cash equivalents
Denominated in United States Dollars	$290,490
Denominated in Hong Kong Dollars	282,935
Cash and cash equivalents	$573,425

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of October 31, 2020, substantially all of the Company’s cash were held by a major financial institution located in Hong Kong, which management believes is of high credit quality

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain

The Company conducts its business in Hong Kong and is subject to tax in Hong Kong jurisdictions. As a result of its business activities, the Company will file tax returns that are subject to examination by the Hong Kong tax authority.

The Company’s deferred tax assets relate to the Company’s net operating losses in the U.S. and net operating losses and temporary differences between accounting basis and tax basis for its Hong Kong-based subsidiaries which are subject to corporate income tax in Hong Kong.

Fair value measurements

The Company follows the guidance of ASC 820-10, “Fair Value Measurements and Disclosures”, with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1 : Observable inputs such as quoted prices in active markets;

Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

The Company believes the carrying amount reported in the balance sheet for cash and cash equivalents, other payable and accrued liabilities, and due to an officer, approximate their fair values because of the short-term nature of these financial instruments.

Foreign currency translation

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiary maintains its books and records in its functional currency, Hong Kong Dollars (“HK$”).

In general, for consolidation purposes, assets and liabilities of the Company’s subsidiaries whose functional currency is not the US$, are translated into US$ using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of a foreign subsidiary are recorded as a separate component of accumulated other comprehensive loss within stockholders’ equity.

Translation of amounts from the local currencies of the Company into US$ has been made at the following exchange rates for the period:

As of October 31, 2020, and from July 20, 2020 (inception) to October 31, 2020
Period-end HK$ : US$1 exchange rate	7.75
Period-average HK$ : US$1 exchange rate	7.76

Net income (loss) per share

The Company calculates net (loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. As of October 31, 2020, the Company has no potentially dilutive securities, such as options or warrants, outstanding.

Concentrations

For the period from July 20, 2020 to October 31, 2020, one customer accounted for 100% of the Company’s revenues.

For the period from July 20, 2020 to October 31, 2020, two vendors accounted for 71% and 24%, respectively, of the Company’s costs and expenses.

Recent accounting pronouncements

The FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326) in June 2016. ASU 2016-13 requires entities to use a forward-looking approach based on current expected credit losses (“CECL”) to estimate credit losses on certain types of financial instruments, including trade receivables. This may result in the earlier recognition of allowances for losses. ASU 2016-13 is effective for the Company beginning January 1, 2023, and early adoption is permitted. The Company does not believe the potential impact of the new guidance and related codification improvements will be material to its financial position, results of operations and cash flows.

The Company currently does not have any leases to report. When the Company records leases it will account for the leases under ASC 842, Leases, which will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. The accounting for leases under ASC 842 may result in material increases in the assets and liabilities reflected on the Company’s consolidated balance sheets.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

- F8 -

NOTE 2 - REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenue consists of revenue from providing business consulting and corporate advisory services.

Our services provided are considered to be one performance obligation, revenue and expenses are deferred until the performance obligation is complete and collectability of the consideration is probable. For service contracts where the performance obligation is not completed, deferred costs of revenue are recorded as incurred and deferred revenue is recorded for any payments received on such yet to be completed performance obligations. On an ongoing basis, management monitors these contracts for profitability and when needed may record a liability if a determination is made that costs will exceed revenue.

The Company offers no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against service revenue. Additionally, to date, the Company has not incurred incremental costs in obtaining a client contract.

During the period from July 20, 2020 (inception) to October 31, 2020, the Company entered into one contract under a fixed-fee arrangement to provide a consulting services project. The Company concluded that the project represents a single performance obligation, and recognized revenue at the time when the consulting services stipulated in the contract were completed and collectability of the consideration was probable.

Cost of revenues

Cost of service revenue primarily consists of other professional fees directly attributable to the services rendered.

NOTE 3 - STOCKHOLDERS’ EQUITY

Shares issued to founders

In August, 2020, the Company issued 30,100,000 shares of restricted common stock to Mr. Peter Yip, CEO and a founder of the Company, at $0.0001 per share, for proceeds of $3,010. Between August 25, 2020 and September 28, 2020, the Company issued 120,000,000 shares of restricted common stock to nine additional founders at $0.0001 per share, for total additional proceeds of $12,000.

Shares issued for cash in private placement

On September 21, 2020, the Company sold 400,000 shares of restricted common stock of to a shareholder at a price of $0.10 per share, for total proceeds of $40,000.

Between September 7, 2020 and October 15, 2020, the Company sold 3,113,500 shares of restricted common stock to 40 other shareholders at a price of $0.20 per share, for total proceeds of $622,700. 38 shareholders reside in Hong Kong, one shareholder resides in the PRC, and one shareholder resides in Canada.

- F9 -

NOTE 4 - INCOME TAXES

The Company had no income tax expense for the period July 20, 2020 (inception) to October 31, 2020. A reconciliation of the income tax expense determined at the statutory income tax rate to the Company’s income taxes is as follows:

For the period July 20, 2020 (inception) to October 31, 2020
Loss before income taxes	$(107,863)
United States of America statutory income tax rate	21%
Income tax (benefit) expense computed at statutory corporate income tax rate	(22,651)
Reconciling items:
Effect of different tax jurisdictions	2,414
Change in valuation allowance	(25,065)
Income tax expense	$-

Deferred tax assets and liabilities consist of the following:

As of October 31, 2020
Deferred tax assets:
Net operating loss carryforwards	$22,651
Effect of different tax jurisdictions	2,414
Gross deferred tax assets	25,065
Less: valuation allowance	(25,065)
Total deferred tax liabilities	-
Net deferred tax asset	$-

The Company’s wholly owned subsidiary Global Leaders Academy Limited is governed by the income tax law of the Hong Kong and is subject to a tax rate of 16.5%.

The provisions of ASC Topic 740, “Accounting for Income Taxes”, require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. For the period July 20, 2020 (inception) to October 31, 2020, based on all available objective evidence, including the existence of cumulative losses, the Company determined that it was more likely than not that the net deferred tax assets were not fully realizable. Accordingly, the Company established a full valuation allowance against its net deferred tax assets. The Company intends to maintain a full valuation allowance on net deferred tax assets until sufficient positive evidence exists to support reversal of the valuation allowance.

The Company adopted the provisions of ASC 740, which requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. ASC 740 also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. As of October 31, 2020, no liability for unrecognized tax benefits was required to be recorded or disclosed.

NOTE 5 - RELATED PARTY TRANSACTIONS

Mr. Peter Yip, CEO, purchased 30,100,000 shares of restricted common stock for $3,100 and is a 19.6% shareholder in the Company. In addition, two companies owned by Mr. Peter Yip, CS Global Consultancy Limited (“CS Global”) and CSG Group Holdings Limited, each purchased 30,000,000 shares of restricted common stock for $3,000 and are each 19.5% shareholders in the Company.

On August 25, 2020, the Company acquired 100% of Global Leaders Corporation, a company incorporated in Anguilla (the “Anguilla Company”) from Mr. Peter Yip for nominal consideration. The Anguilla Company is an intermediate holding company, and operates business through its wholly owned subsidiary, Global Leaders Academy Limited, a company incorporated in Hong Kong (the “Hong Kong Company”).

At October 31, 2020, Mr. Peter Yip had advanced $2,933 to the Company for operations. The advances are due on demand, are unsecured, and are non-interest bearing.

CS Global provides services to the Company. During the period from July 20, 2020 (Inception) until October 31, 2020, the Company incurred cost of service revenue of $9,024 and management fee of $20,129 related to CS Global.

Greenpro Capital Corp., through its wholly owned subsidiaries (collectively “Greenpro”), provides services to the Company and purchased 9,000,000 shares of restricted common stock for $900 and is a 5.86% shareholder in the Company. In addition, three executives of Greenpro purchased 16,000,000 shares of restricted stock for $1,600 and are collectively 10.4% shareholders in the Company. During the period from July 20, 2020 (Inception) until October 31, 2020, the Company incurred professional fees of $86,136 related to Greenpro.

NOTE 6 – SUBSEQUENT EVENT

On December 14, 2020, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission. Subsequent to October 31, 2020, in connection with the Form S-1, the Company incurred professional fees of $100,000 related to Greenpro.

- F10 -

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee (1)	$1,822.49
Auditor Fees and Expenses	$15,000.00
Consulting Fees and Related Expenses	$100,000.00
Transfer Agent Fees	$5,000.00
TOTAL	$121,822.49

(1) All amounts are estimates, other than the SEC’s registration fee. The above expenses are to be paid by the Company, rather than the selling shareholders.

INDEMNIFICATION OF DIRECTOR AND OFFICERS

Under our Bylaws of the corporation, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another Corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a Director, Officer, Employee, or Agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

On August 25, 2020, we issued a total of 60,000,000 shares of our common stock to CSG Group Holdings Limited and CS Global Consultancy Limited collectively, in consideration of $6,000 or $0.0001 per share. Both of the aforementioned entities are owned and controlled by our Chief Executive Officer, Mr. Yip Hoi Hing Peter.

On August 25, 2020, we issued 30,100,000 shares of our common stock to our Chief Executive Officer, President, and Director, Mr. Yip Hoi Hing Peter, in consideration of $3,010, or $0.0001 per share.

On August 25, 2020, we issued 2,500,000 shares of our common stock to Chen Yanhong, a director of one of the subsidiaries of GRNQ, in consideration of $250, or $0.0001 per share.

On August 25, 2020, we issued 5,500,000 shares of our common stock to Loke Che Chan Gilbert, a director of GRNQ, in consideration of $550, or $0.0001 per share.

On August 25, 2020, we issued 10,000,000 shares of our common stock to Yip Sau Fong, sister to our Chief Executive Officer, Yip Hoi Hing Peter, in consideration of $1,000, or $0.0001 per share.

On August 25, 2020, we issued 10,000,000 shares of our common stock to Yip Sau Fan Fanny, sister to our Chief Executive Officer, Yip Hoi Hing Peter, in consideration of $1,000, or $0.0001 per share.

On August 30, 2020, we issued 9,000,000 shares of our common stock to Greenpro Venture Capital Limited, owned and controlled entirely by GRNQ, in consideration of $900, or $0.0001 per share.

On August 30, 2020, we issued 8,000,000 shares of our common stock to Lee Chong Kuang, a director of GRNQ, in consideration of $800, or $0.0001 per share.

On September 23, 2020, we issued 10,000 shares of our common stock to our Chief Business Officer and Director, Cheung Yiu Chung Bruce, in consideration of $2,000 or $0.20 per share.

On September 28, 2020, we issued 7,500 shares of our common stock to our Chief Financial Officer, Secretary, Treasurer and Director, Ms. Yip Man Chin Rosa, in consideration of $1,500 or $0.20 per share.

On September 28, 2020, we issued 250,000 shares of our common stock to Ms. Law Mo Ching, the wife of our Chief Executive Officer, in consideration of $50,000, or $0.2 per share.

On September 29, 2020, we issued 15,000,000 shares of our common stock to Ms. Law Mo Ching, the wife of our Chief Executive Officer, in consideration of $1,500, or $0.0001 per share.

From August of 2020 to the current date, December 14, 2020, we have issued an aggregate of 3,246,000 shares of our common stock to thirty nine investors, other than those already disclosed above, in consideration of a total of $609,200. Shares of common stock were sold to these investors in varying quantities at a varying prices per share of either $0.10 or $0.20

In regards to all of the above transactions we claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above sales of stock since the sales of the stock were made to non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to offshore transactions, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description

3.1	Certificate of Incorporation (1)
3.2	By-laws (1)
5.1	Legal Opinion Letter (1)
23.1	Consent of Weinberg & Company, P.A. (1)
99.1	Sample Subscription Agreement (1)

____________________

(1)	Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the location of Kowloon Tong, Hong Kong, on December 14, 2020.

Global Leaders Corporation

By: /s/ Yip Hoi Hing Peter
Name: Yip Hoi Hing Peter
Title: Chief Executive Officer, President, Director Date: December 14, 2020

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name: Yip Hoi Hing Peter  Signature: /s/ Yip Hoi Hing Peter  Title: Chief Executive Officer, President, and Director (Principal Executive Officer)

Date: December 14, 2020

Name: Yip Man Chin Rosa  Signature: /s/ Yip Man Chin Rosa  Title: Chief Financial Officer, Secretary, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Date: December 14, 2020

Name: Cheung Yiu Chung Bruce Signature: /s/ Cheung Yiu Chung Bruce  Title: Chief Business Officer and Director

Date: December 14, 2020